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EXHIBIT 11 - Statement re computation of per share earnings

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                                                        For the Three      For the Three
                                                        Months Ended       Months Ended
                                                          March 31,          March 31,
                                                            2000               1999
Basic EPS computation:
        Numerator:
                Loss applicable to common stock         $   (192,083)     $    (105,771)

        Denominator:
                Weighted average common shares             38,940,000         18,277,680

Basic EPS                                               $      (0.00)     $       (0.01)
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